Exhibit 99.2

Transcript

Q1 2019 Spirit of Texas Bancshares Inc Earnings Call

APRIL 30, 2019

CORPORATE PARTICIPANTS

David M. McGuire Spirit of Texas Bancshares, Inc. - President & Director

Dean O. Bass Spirit of Texas Bancshares, Inc. - Chairman of the Board & CEO

Jeffrey A. Powell Spirit of Texas Bancshares, Inc. - Executive VP & CFO

Jerry D. Golemon Spirit of Texas Bancshares, Inc. - Executive VP & COO

CONFERENCE CALL PARTICIPANTS

Bradley Jason Milsaps Sandler O'Neill + Partners, L.P., Research Division - MD of Equity Research

Brady Matthew Gailey Keefe, Bruyette, & Woods, Inc., Research Division - MD

Brett D. Rabatin Piper Jaffray Companies, Research Division - Senior Research Analyst

Matthew Covington Olney Stephens Inc., Research Division - MD

PRESENTATION

Operator

Greetings, and welcome to the Spirit of Texas Bancshares First Quarter Earnings Conference Call. (Operator Instructions) As a reminder, this conference is being recorded.

It is now my pleasure to introduce Mr. Jerry Golemon, Chief Operating Officer. Thank you. You may begin.

Jerry D. Golemon Spirit of Texas Bancshares, Inc. - Executive VP & COO

Thank you, operator, and good morning, everyone. We appreciate you joining us for the Spirit of Texas Bancshares conference call and webcast to review 2019 first quarter results. With me today is Mr. Dean Bass, Chairman and Chief Executive Officer; Mr. David McGuire, President and Chief Lending Officer; and Mr. Jeff Powell, our Chief Financial Officer.

Following my opening remarks, we will provide a high-level review and commentary on the financial details of the first quarter before opening up the call for Q&A. Second, let me cover a few housekeeping items. There will be a replay of today's call and it will be available by webcast on our website at www.sotb.com. There will also be a telephonic replay available until May 7, 2019, and more information on how to access these replay features was included in yesterday's earnings release.

Please note that the information reported on this call speaks only as of today, April 30, 2019, and therefore, you are advised that time-sensitive information may no longer be accurate as of the time of any replay, listening or transcript reading.

In addition, the comments made by management during the conference call may contain certain forward-looking statements within the meaning of the United States Federal Securities Laws. These forward-looking statements reflect the current views of management. However, various risks, uncertainties and contingencies could cause actual results, performance or achievements to differ materially from those expressed in the statements made by management. The listener or reader is encouraged to read the company's annual report, Form 10-K filed with the SEC for the year ended December 31, 2018, to understand certain of those risks, uncertainties and contingencies.

The comments today will also include certain non-GAAP financial measures. Additional details and reconciliations to the most directly comparable GAAP financial measures are included in yesterday's earnings release, which can be found on the Spirit of Texas website.

Now I'd like to turn the call over to our Chairman and CEO, Mr. Dean Bass. Mr. Bass?

Dean O. Bass Spirit of Texas Bancshares, Inc. - Chairman of the Board & CEO

Thank you, Mr. Golemon, and good morning. The company's 2019 Q1 yielded a solid performance. We are pleased to report continued growth in profitability and margins as well as acquiring additional assets in our target market regions.

As you know, we closed our merger, our First Beeville Financial Corporation, the holding company for the First National Bank of Beeville on April 2, 2019, which has expanded Spirit of Texas Bank's footprint to 29 locations. These locations are strategically located in and around the major metropolitan areas of Texas. The Beeville transaction is accretive to our bottom line and improves our future liquidity to fund loans as well as diversifies our loan portfolio. It also increases our assets to approximately $1.9 billion, with over $1.4 billion in total loans. Additionally, they have added 4 strong markets between the Corpus Christi and San Antonio areas with successful banking groups poised for continued organic growth and additional potential M&A transactions.

We are grateful to have Beeville's bankers, customers, shareholders and dedicated employees now part of the Spirit of Texas family. Their legacy lives on through the Spirit of Texas Bank. Never forgetting our past, but always looking forward to our combined legacies for a better future. We look forward to the vast opportunities that are possible in Texas.

Now I'd like to turn the call over to Mr. David McGuire, our President, Chief Lending Officer, to discuss some of our quarterly credit metrics.

David M. McGuire Spirit of Texas Bancshares, Inc. - President & Director

Thank you, Dean. During the first quarter of 2019, the loan portfolio grew to $1.1 billion, an annualized increase of 8.6% over December 31, 2018, and an increase of 27% over Q1 2018. The yield on loans in Q1 2019 was 6.28%, up 28 basis points from Q4 2018 and up 64 basis points from Q1 2018.

Interest and fees on loans increased by $1.3 million or 8.2% over Q4 2018, representing the growth in the portfolio as well as improved yields.

The provision for loan losses for the first quarter of 2019 was $849,000, which increased the allowance to $6.6 million or 59 basis points of loans outstanding.

Nonperforming loans to outstanding loans increased slightly to 52 basis points at the end of Q1 compared to 46 basis points at the end of 2018 and 44 basis points at the end of Q1 2018. Annualized net charge-offs were 21 basis points for the first quarter of 2019.

Asset quality remains a key emphasis for our lending culture. While the economics and all of our markets remained strong, we keep a close watch on our portfolio for any signs of deterioration through a very thorough and conservative loan underwriting process and a very comprehensive third-party loan review.

With that, I'll turn the call over to our Chief Operating Officer, Mr. Jerry Golemon, to provide a brief review of the funding side of the company.

Jerry D. Golemon Spirit of Texas Bancshares, Inc. - Executive VP & COO

Thank you, Mr. McGuire. Total deposits at the end of Q1 were $1.2 billion, an increase of $20.6 million or 7.1% annualized over December 31, 2018, and an increase of 43% over Q1 2018. Noninterest-bearing deposits represent 21.5% of total deposits. The average cost of deposits were 105 basis points for Q1 2019, representing a 4 basis point increase from Q4 2018 and a 20 basis point increase from Q1 2018, while the tax equivalent net interest margin expanded 7 basis points from Q4 2018 and 23 basis points from Q1 2018.

Borrowings, included FHLB, decreased to $65.7 million or 4.4% of assets compared to 5.5% at Q4 2018 and 8.7% at the end of Q1 2018.

The loan-to-deposit ratio ended the quarter at 92.7% as compared to 92.4% at the end of Q4 2018 and 104.9% at the end of Q1 2018. As a reminder, the Comanche transaction provides significant liquidity going in to 2019.

I would now like to turn the call over to our CFO, Mr. Jeff Powell, to provide a financial overview of the first quarter. Mr. Powell?

Jeffrey A. Powell Spirit of Texas Bancshares, Inc. - Executive VP & CFO

Thanks, Mr. Golemon, and good morning, everyone. We provided a detailed financial tables in yesterday's earnings release. Highlighting some operational results, we ended the first quarter with $1.5 billion in assets. This includes Comanche, which closed in November of 2018.

In April of 2019, we merged with First Beeville National Corporation (sic) [First Beeville Financial Corporation] and that increased our asset size to $1.9 billion. It's interesting to note that this company started just 10 short years ago with a $53 million acquisition of Snook Bancshares and its 29 FTE. Since our IPO in May of 2018, we've nearly doubled our asset size from $1 billion to $1.9 billion, with 365 FTEs, including Beeville today. Remember, Dean's rally increased $3 billion to $5 billion in 3 to 5 years and we are making that happen.

First quarter 2018 GAAP net income increased to $3.8 million, with fully diluted EPS of $0.30 compared to GAAP earnings of $2.5 million and fully diluted EPS of $0.22 in the linked fourth quarter of 2018.

We incurred $1.4 million of merger-related expense this quarter, which was partially offset by a $1.1 million gain on the sale of investment securities. Excluding those 2 items, adjusted net income for the first quarter of 2019 was $4.1 million for an adjusted EPS of $0.33. Sequentially, first quarter adjusted net income was up 8% over adjusted earnings of the fourth quarter of 2018.

I wanted to give some color about merger-related expense and the gain on sales securities. Regarding merger-related expense, we've modeled merger-related expense to be around 2% of the transaction value. An interesting point is that in purchase accounting, the treatment of prepaid expenses on the books that the bank being acquired is less straightforward than one would imagine. It has been generally understood that when an acquiring organization have the acquired bank accrue various negotiated costs of the acquisition on its books prior to the merger, the expenses would not flow through the income statement of the combined entity. With changes in purchase accounting, this may no longer be the case. Even though the bank being acquired has accrued the expense prior to acquisition, it gets unwound and reduces the amount of goodwill recognized in the transaction. The expense then runs through the income statement of the acquiring bank. This has caused our merger-related expense to be higher than originally estimated and it ends up being closer to 3% of the transaction value.

Regarding the $1.1 million gain on sale of securities, we saw the securities portfolio turnaround from an unrecognized loss position to a $3.5 million gain position in very early January. We know we will have loan growth and we will need cash to fund that growth.

If you remember, in early January, there was still talk of Fed rate increases, which should reduce the unrecognized gain. So we took advantage of the gain position and sold approximately $40 million in securities, recognizing a $1.1 million gain. This cash is currently earning interest of around 2.4% to 2.7%. As I said, we will convert the cash to loans in the coming months. Our loan book is currently yielding north of 6.25%, so we consider that to be a good trade.

Our tax equivalent margin in the first quarter came in at 4.69% against the fourth quarter margin of 4.62% for a 7 basis point increase. The key contributors to our expansion in tax equivalent margin is due to higher loan yields together with increases in average loans outstanding, along with higher balances in noninterest-bearing deposits.

Our balance sheet continues to be slightly asset sensitive and any rate increases should continue to help us in this area. We will also continue to see some benefit in the coming months, as we reprice renewals and new loans, along with payoff in lower yielding loans.

As we mentioned in our last earnings call, the closure of the government in January did affect our SBA line of business, as we were unable to secure new SBA guarantees during the closure. This affected our ability to sell loans into the capital markets. If anything, the government shutdown further reinforces our decision to diversify our origination mix and decrease reliance on gain on sale of SBA loans. Good news about SBA is that we are seeing increased premiums on sales. We think that the SBA gain on sale should get back to its normal levels of contribution as we saw on 2018 of around $1 million to $1.3 million a quarter.

When we announced the Comanche transaction, we said that there should be 25% or approximately $2 million in cost savings attached to the transaction, with 75% of those cost savings recognized in 2019. We have exceeded 100% of those cost savings and they are coming in since we have completed the system conversion in February.

Beeville should be the same type of success story. We again estimated 25% cost savings or approximately $2 million plus in expense. The systems conversion is scheduled in August. So until then, the bank runs somewhere like a stand-alone using their systems and their processes until conversion. We will not see substantial amount of cost savings until we get pass conversion.

Our average diluted share count increased to 12.6 million shares in the first quarter primarily driven by the first full quarter for shares issued in the Comanche merger. In April, we issued approximately 1.6 million shares for the Beeville transaction and those will be outstanding for the full second quarter.

GAAP ROA was 1.06% compared to 78 basis points in the fourth quarter of 2018. Adjusted ROA, taking out the one-time items, would be 1.15%.

GAAP ROE was 7.65% compared to GAAP ROE of 5.71% in the fourth quarter of 2018. Again, excluding one-time items, ROE would be 8.3%.

The reported GAAP efficiency ratio was 70.3% when compared to 80.4% in the fourth quarter of 2018. Adjusted efficiency ratio, excluding one-time items, was 64.5% compared to the adjusted 71.8% in the fourth quarter of 2018.

Book value continues to improve to $16.72 a share compared to $16.42 per share at December 31, 2018. Tangible book value at the end of the first quarter was $14.58 per share compared to $14.12 at December 31, 2018. This reflects the goodwill put on the books due to the Comanche acquisition.

I'd now like to turn the call back over to Mr. Bass for a wrap up. Mr. Bass?

Dean O. Bass Spirit of Texas Bancshares, Inc. - Chairman of the Board & CEO

Thank you, Mr. Powell. In closing, we had a strong quarter and I remain proud, honored and humbled to be associated with the professionals that we have assembled. Our focus continues to be on positioning ourselves to take advantage of opportunities in our markets and serving our strong and broad customer base. We'll continue to base our decision-making on sound, value-creation principles, while focusing on new growth opportunities and looking forward for innovative and efficient ways to expand on our scope of services on a regional and state-wide scale.

While we are extremely proud of our past accomplishments, we're even more excited about the future of the Spirit of Texas Bank. We'll continue to change the banking landscape in Texas with one strategic merger partner at a time.

I'd like to thank everyone involved with the Spirit of Texas Bancshares' success, especially the bank's directors, management, investors and employees.

This concludes our prepared remarks. I would now like to turn the call back to the operator to begin the question-and-answer session. Operator?

QUESTIONS AND ANSWERS

Operator

(Operator Instructions) Our first question is from Matt Olney with Stephens.

Matthew Covington Olney Stephens Inc., Research Division - MD

Just a few housekeeping items on the expense side first. I think you said about $1.7 million of merger charges in the first quarter and it looks like $1.1 million was from the conversion itself. Can you tell us where the remaining impact of the merger charges should come out in the 1Q results?

Jeffrey A. Powell Spirit of Texas Bancshares, Inc. - Executive VP & CFO

Yes. Matt, this is Jeff Powell. Most of the other expenses are going to be in the professional side and some in the salary side as well when we paid some retention bonuses. But for the most part, it's going to be in the professional services.

Matthew Covington Olney Stephens Inc., Research Division - MD

Okay. And then on the Comanche front, it sounds like you achieved those cost saves early. Can you attribute this to anything specifically? And if the conversion of Comanche was midway through first quarter, shouldn't 2Q show a little bit more cost saves on a full quarter run rate?

Jeffrey A. Powell Spirit of Texas Bancshares, Inc. - Executive VP & CFO

Yes, it should. And actually, as far as Comanche goes, a lot of it -- it's not necessarily us letting people go, a lot of it's driven by attrition of people. And just as we work through the transaction knowing that putting better resources together, better processes together, we don't need to refill some of those holes. So we've been able to actually benefit from some of the attrition that's going on. And to your point, yes, we should see a continued gain in terms of -- or continued reduced expenses in the second quarter.

Matthew Covington Olney Stephens Inc., Research Division - MD

So Jeff, can you point us towards maybe $1 amount on operating expenses in the second quarter? There's a lot of moving parts here with the core growth of Spirit and then a little bit more cost saves from Comanche and then the addition of Beeville. What would you point us towards for 2Q operating expense growth on a core level?

Jeffrey A. Powell Spirit of Texas Bancshares, Inc. - Executive VP & CFO

On a core level, wait on for a second, we're looking at a range in total NIE of around, say, 6.5 to 7 right around there.

Matthew Covington Olney Stephens Inc., Research Division - MD

And that's for noninterest expenses in 2Q.

Jeffrey A. Powell Spirit of Texas Bancshares, Inc. - Executive VP & CFO

That's -- or if you're looking -- I'm sorry, total noninterest expense for the quarter 5, 10, 50, so say in around $14 million to $16 million in NIE.

Matthew Covington Olney Stephens Inc., Research Division - MD

Okay, okay. That's helpful. And then just kind of last question from me, we've talked over the last few quarters about the strategy of allowing the securities runoff to help fund the loan growth. And it looks like that continued in the first quarter, but you mentioned you also sold some securities at a gain. Just trying to understand, if this is something we could see more of in the future since some of these securities are probably now at a net gain position?

Jeffrey A. Powell Spirit of Texas Bancshares, Inc. - Executive VP & CFO

I don't think so. The primary driver on that was we know loan growth, and David will probably speak to it if the question comes up. But as we told you before, loan growth is usually in the low to mid-teens. And so we know we're going to need cash to fund that loan growth. And ideally, what we had planned on was the securities portfolio just to continue to roll cash out and we would use that cash to fund the loan growth. Well, when we saw -- when we went from a negative position to a positive position and there were still discussion of rate increases, we knew that if a quarter bump came along, that gain would disappear on us. So what we want to do is take advantage of the situation, and we just pulled $40 million out and we took $1.1 million gain. That way we have the liquidity for David's loans, but the plan on a go forward is not to sell more securities and look for gains.

Operator

Our next question is from Brady Gailey with KBW.

Brady Matthew Gailey Keefe, Bruyette, & Woods, Inc., Research Division - MD

I just wanted to follow up on what you guys said about SBA fees. It sounds like there is a comment back. You said $1 million to $1.3 million per quarter, so that would put you around a $4.5 million number for 2019. I mean, that's up notably from what you did 2018. So what's really driving the better SBA backdrop this year versus last?

Jeffrey A. Powell Spirit of Texas Bancshares, Inc. - Executive VP & CFO

Well, for one thing, premiums are up. Last year, towards the end of the year, premiums dropped down to almost 6%. Right now, we're seeing premiums around 8.25% to 8.5%. Sometimes ago, a little bit higher. So premiums are back. We haven't added any more staff to that area. We're just planning on keeping -- going the way it has been, and those guys are doing a great job. In the number of deals that we're doing, it's about the same as well, too, Brady.

Brady Matthew Gailey Keefe, Bruyette, & Woods, Inc., Research Division - MD

And what about on the SBA servicing side. I know that line item can be a little volatile, but it was a little lower than I was thinking this quarter. Where...

Jeffrey A. Powell Spirit of Texas Bancshares, Inc. - Executive VP & CFO

Yes. And a lot that's driven by rates. When we go through and reanalyze the servicing position, in the fourth quarter of last year, we received a big bump when the analysis was done on the servicing fees. And I wouldn't put money on trying to figure out what that number is. I just -- when I budget it, I usually try to leave it relatively flat or average as far as what the quarters are. And if we get a big pickup, great. But for the most part, that's a tough one to try to forecast, Brady.

Brady Matthew Gailey Keefe, Bruyette, & Woods, Inc., Research Division - MD

Okay. And I know in the past...

Jeffrey A. Powell Spirit of Texas Bancshares, Inc. - Executive VP & CFO

So if you look at last year, where we were seeing about 500 -- anywhere from around $500,000 bump every quarter, I'd say it would be anywhere from $250,000 to $500,000 on a go forward and ideally we're right around there on servicing fees.

Brady Matthew Gailey Keefe, Bruyette, & Woods, Inc., Research Division - MD

All right. That's helpful. And then on the ROA front, Dean, I know in the past, you've talked about by next year, you've been able to get the ROA up to 1 30 to 1 40 range. Is that still the right way you're thinking about kind of longer-term profitability?

Dean O. Bass Spirit of Texas Bancshares, Inc. - Chairman of the Board & CEO

I'm going to let Jeff take that.

Jeffrey A. Powell Spirit of Texas Bancshares, Inc. - Executive VP & CFO

Yes. I think it is, Brady. We're moving in the right direction. We're trying to bring our expenses down. We're constantly looking for better efficiencies. You'll notice our efficiency ratio is coming down. So I really think the ROA will go up and we'll get into those ranges by the end of next year. So you're talking -- yes, I think, you said the end of next year, didn't you?

Brady Matthew Gailey Keefe, Bruyette, & Woods, Inc., Research Division - MD

Yes.

Operator

Our next question is from with Brett Rabatin with Piper Jaffray.

Brett D. Rabatin Piper Jaffray Companies, Research Division - Senior Research Analyst

Wanted just to go back for a second to the margin and just thinking about this cash deployed and then kind of the acquisition, you'll have a little bit of discount accretion noise in 2Q. And the tenure sounds like the margin is supposed to go a little higher. I mean, you pointed out in your press release. Can you just talk about the magnitude of what you're expecting in 2Q for the margin incrementally higher? And then, from here, I guess, I'm just curious to hear some thoughts on funding the growth that you're expecting to put on over the next year. How you're going to do that? And does some margin kind of stabilize after the second quarter? Are you guys looking for something different?

Jeffrey A. Powell Spirit of Texas Bancshares, Inc. - Executive VP & CFO

I would say that as far as margin goes, we were really -- when rates were going up, that helped us a lot. But since that slowed down, we still are able to recognize a little bit of growth on that. It hasn't been -- I mean, you'll notice if you did it on Hawaiian -- on a trend line, it's slowing down. I still think we'll see a couple of basis points of growth on that and it is primarily due to renewals and it's due to payoffs, the lower-yielding loans and then as we bring new loans on as well. And then it will be converting, like I said, that cash that we have just through the organic growth. If you think about it, our loan portfolio is about $1.4 billion. And if we're talking about loan growth in the low to mid-teens, so you're talking around $100 million worth of loan growth in the year. And if you're going to convert -- and we've got about -- we've got over $100 million of cash on the balance sheet. If you're going to convert that cash at anywhere from 2.4% to 2.5%, 2.6% into 6% pay per view, you're going to see some additional expansions in the margin. Jerry, I might ask him to speak about what deposits are doing, but we're seeing a slowdown as far as how rates have been picking up in the past. And Jerry, you want to give a little detail on that?

Jerry D. Golemon Spirit of Texas Bancshares, Inc. - Executive VP & COO

Yes, Brett. The Comanche transaction followed by the Beeville transaction has really taken off a lot of the pressure on the deposit side and it allowed us to really focus more on controlling our deposit cost. And I think, it has reflected in our deposit beta over the last quarter and really over the last year. Our deposit betas runs around 20% over the last year. And I think that compares very favorably with our peers, especially our Texas peers. And that -- again, that flexibility and that additional liquidity from those transactions has allowed us to not have to chase deposits as aggressively as some of our competitors.

David M. McGuire Spirit of Texas Bancshares, Inc. - President & Director

Also, Brett, this is David McGuire. I'd like to add that as far as the loan side and the repricing, we're repricing renewals at a cliff about $20 million a month. And also, we're getting payouts about the same amount. So in growing the book tang at $20 million a month, effectively we're repricing. If you go with my math there, about $60 million worth of business every month. And we have the pipeline to support that kind of activity and the growth that we're still very comfortable in saying that low to mid-teens for the entire year for 2019 in growth.

Dean O. Bass Spirit of Texas Bancshares, Inc. - Chairman of the Board & CEO

Let me just try to speak to one other thing that you talked about. As far as accretion out of the acquired portfolios, that number is not going to be a huge number. It's not like some of the other banks. I was out with SOP accounting, these discounts -- because these guys were making loans in comparable rates to what we're doing. So the discount is going to be applied to it. It isn't going to be as rich as what you'd see in some FDIC acquisition-type deals.

Brett D. Rabatin Piper Jaffray Companies, Research Division - Senior Research Analyst

Okay. And then you talked about growth. Wanted to just get some color the pipeline, I guess, that looks good. The growth in 1Q was kind of driven more by commercial real estate and anything else. Can you talk about as what you put on in 1Q and then the opportunities this year? Where it is -- what buckets do you see the growth in the most over the next 2 quarters?

David M. McGuire Spirit of Texas Bancshares, Inc. - President & Director

Well, when we analyze the pipeline and looking at it, there's nothing out loan than the others pretty much what we do on a day-to-day basis. And what we're finding though with the addition of Comanche and Beeville is that it's getting us into different markets that we never been exposed to, and that we're bringing them actual products that they can use in their market -- in their approach to the new business that they hadn't been able to do before. And so very excited about that opportunity. We see some really good growth coming out of the Comanche region and in Beeville as well. And Houston remains very healthy as well as the DFW market as well. So overall, I don't see any category outracing itself or the other. And we just think that we're going to see growth where we see it.

Operator

Our next question is from Brad Milsaps with Sandler O'Neill.

Bradley Jason Milsaps Sandler O'Neill + Partners, L.P., Research Division - MD of Equity Research

Just wanted to follow up on the expense discussion. Jeff, I think you said to kind of $14 million to $16 million in the second quarter. It looks like Beeville kind of ran $2.4 million to $2.5 million somewhere in that range, which should kind of put you at the low end of that guidance. Is the rest of it is really upper and related to the better SBA revenue you talked about, so you maybe have higher commission expense. What kind of gets you to the upper end of that expense guidance you talked about for the second quarter?

Jeffrey A. Powell Spirit of Texas Bancshares, Inc. - Executive VP & CFO

Some of it's going to be driven by commissions because our commissions plans are a little bit different than the banks that we acquired. And so as they start producing, the commissions are going to go up on their side. And so you're dead on it as far as where you're thinking right there.

Bradley Jason Milsaps Sandler O'Neill + Partners, L.P., Research Division - MD of Equity Research

Got it. And then just to follow up on the NIM. It sounds like -- I just want to be clear, you talked about the NIM expanding. Obviously, you got a lot of liquidity coming into the balance sheet. Beeville's NIM a little bit low than you guys. Would we see you take a step back maybe in the second quarter and then you kind of have another leg up as you get that liquidity to pull it. Is that kind of the best way to think about it?

Jeffrey A. Powell Spirit of Texas Bancshares, Inc. - Executive VP & CFO

I'd say that will be right because that gets right into -- if you look back at how Comanche came on, that's the same exact thing that happened with Comanche. So it may backup a little bit, but right -- out of the following quarter, we come right out of the chute and we're doing well again.

Bradley Jason Milsaps Sandler O'Neill + Partners, L.P., Research Division - MD of Equity Research

Perfect. And then just one housekeeping item. Do you feel like the tax rate still kind of around 20%-or-so?

Jeffrey A. Powell Spirit of Texas Bancshares, Inc. - Executive VP & CFO

Yes. 20% to 21%, right around in there.

Operator

We now have a follow-up question from Matt Olney with Stephens.

Matthew Covington Olney Stephens Inc., Research Division - MD

Just wanted to ask about charge-offs around 20 bps, I guess, the second straight quarter. Anything you can speak to and as this level that could maintain the rest of the year?

David M. McGuire Spirit of Texas Bancshares, Inc. - President & Director

Matt, this is David. We constantly look at the charge-off activity and see what's happening and try and do a postmortem on it to make sure that we recognize a loss at the right time and that we did our proper liquidation procedures and such. We're not seeing anything out of normal. All the losses that we took in the first quarter have been previously identified and provided for in previous quarters. So a lot of it was kind of bulk up of some deals that just took longer to finally get into the liquidation stage and where we could take the charge-off. As far as the future, it's hard to say. But my expectation is that we'll go back to our norm over the course of the year. Right now, just given my gut and the outlook that we're seeing right now.

Matthew Covington Olney Stephens Inc., Research Division - MD

And then lastly on M&A from here, I think since the IPO you've announced and closed 2 deals now. I'm just curious what your thoughts are on the M&A pipeline from here? And how would you characterize M&A chatter in Texas at this point?

Dean O. Bass Spirit of Texas Bancshares, Inc. - Chairman of the Board & CEO

I think it's picked up some. I think you probably have seen and heard that as well. We continue to be inquisitive, but we stay disciplined and measured in the target markets that we think can continue to expand the Spirit Banks and bankers in economic regions that we would like and we think they're ready for an above-average growth position to be taken.

Operator

That concludes our question-and-answer session. I would like to turn the call back over to management for closing remarks.

Dean O. Bass Spirit of Texas Bancshares, Inc. - Chairman of the Board & CEO

Just want to thank you, everyone, for joining us today. And I look forward to visiting with you next quarter.

Operator

Ladies and gentlemen, thank you for your participation. This does conclude today's teleconference. You may disconnect your lines and have a wonderful day.

###